1201 South Second Street
Milwaukee, WI 53204
USA
Fax: 414.382.5560

News Release

Contact John A. Bernaden Media Relations Rockwell Automation 414-382-2555	Rondi Rohr-Dralle Investor Relations Rockwell Automation 414-382-8510

Rockwell Automation Names Crandall as Chief Financial Officer

Ruff Named To Lead Control Products & Solutions Segment

MILWAUKEE (October 15, 2007) – Rockwell Automation, Inc. (NYSE: ROK) announced today that Theodore D. Crandall has been named senior vice president and chief financial officer. Crandall, 52, served as interim CFO since April 2007, and was previously senior vice president and head of the Control Products & Solutions segment.

“Ted is the ideal CFO for Rockwell Automation,” said Keith D. Nosbusch, chairman and chief executive officer. “His outstanding leadership skills, business savvy, financial acumen and significant knowledge of Rockwell Automation make him uniquely qualified to advance both our growth and productivity strategies.” Crandall’s appointment comes after a thorough review of both internal and external candidates.

Since joining the company in 1978, Crandall has served in a broad range of finance and operational roles across the Rockwell Automation organization, including vice president of finance and business planning for the company’s business unit that was the predecessor to the Architecture & Software segment. He was also vice president and controller with Electronics Corporation of America when it was acquired by Rockwell. A graduate of Carnegie Mellon University in Pittsburgh, Crandall received a bachelor’s degree in Management Science and Economics and a master’s degree in Industrial Administration.

The company also named Robert Ruff to lead the Control Products & Solutions segment reporting to Nosbusch. Ruff was previously senior vice president, Americas Sales.

“Bob accelerated programs that increased our market share in the Americas region and drove significant business performance results,” said Nosbusch.

Ruff joined Reliance Electric in 1976 and progressed through increasingly responsible positions in both business and sales roles including broad experience in our solutions and services activities. He received his degree in Electrical Engineering from Akron University.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help manufacturers achieve a competitive advantage in their businesses. The company brings together leading global brands in industrial automation which include Allen-Bradley® controls and services and Rockwell Software® factory management software. Headquartered in Milwaukee, Wis., the company employs about 19,000 people serving customers in more than 80 countries.

# # #